                                                                   EXHIBIT 10.15







                                SUPPLY AGREEMENT

                                     BETWEEN

                         ADVANCED CORNEAL SYSTEMS, INC.

                                       AND

                           BIOZYME LABORATORIES, LTD.


                                TABLE OF CONTENTS


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
ARTICLE 1 - DEFINITIONS..........................................................................1

        1.1    "Act".............................................................................1
        1.2    "ACS Vitrase(TM)Product"..........................................................1
        1.3    "ACS Corneaplasty(TM)Product".....................................................1
        1.4    "Equipment".......................................................................1
        1.5    "Facility"........................................................................1
        1.6    "FDA".............................................................................2
        1.7    "GMP Grade".......................................................................2
        1.8    "Good Manufacturing Practices"....................................................2
        1.9    "Ophthalmic Applications".........................................................2
        1.10   "Product".........................................................................2
        1.11   "Specifications"..................................................................2
        1.12   "Unit"............................................................................2

ARTICLE 2 - CERTIFICATION AND APPROVAL...........................................................2

        2.1    Certification.....................................................................2
        2.2    Milestone Payments................................................................3
        2.3    ACS Equipment.....................................................................3

ARTICLE 3 - SUPPLY...............................................................................4

        3.1    Product Supply....................................................................4
        3.2    Forecasts.........................................................................4
        3.3    Orders............................................................................5
        3.4    Form of Order.....................................................................5
        3.5    Annual Purchase Requirements......................................................6
        3.6    Pricing...........................................................................6
        3.7    Payment...........................................................................7
        3.8    Delivery..........................................................................7
        3.9    Shipping Requirements.............................................................7
        3.10   Title and Risk of Loss............................................................7

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES.......................................................7

        4.1    Product Warranties................................................................7
        4.2    Testing Warranties................................................................8

ARTICLE 5 - QUALITY ASSURANCE REQUIREMENTS.......................................................9

        5.1    Release Testing...................................................................9
        5.2    Stability Testing.................................................................9
        5.3    Retains...........................................................................9
        5.4    Maintenance of Records............................................................9
        5.5    Inspection of Manufacturing Facility and Manufacturing Data.......................9
        5.6    FDA Inspection of Facility.......................................................10
        5.7    Subcontracting...................................................................10



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                                TABLE OF CONTENTS
                                  {CONTINUED)



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
        5.8    Reprocessing......................................................................9

ARTICLE 6 - ACCEPTANCE OF PRODUCT...............................................................10

        6.1    Review of Results of Release Testing.............................................10
        6.2    Rejection of Product.............................................................10
        6.3    Results of Regulatory Authority Inspections......................................10

ARTICLE 7 - SHORTAGE OF SUPPLY..................................................................11

        7.1    Notification.....................................................................11
        7.2    Priority Allocation..............................................................11
        7.3    Other Remedies...................................................................11

ARTICLE 8 - INDEMNIFICATION.....................................................................

        8.1    Indemnity by ACS.................................................................
        8.2    Indemnity by Biozyme.............................................................
        8.3    Defense of Indemnification Claims................................................

ARTICLE 9 - CONFIDENTIALITY.....................................................................11

        9.1    Confidential Information.........................................................11

ARTICLE 10 - TERM...............................................................................12

        10.1   Term.............................................................................12
        10.2   Termination for Cause............................................................10
        10.3   Termination with Notice..........................................................13
        10.4   Effect of Expiration or Termination on Agreement.................................13
        10.5   Survival.........................................................................13

ARTICLE 11 - MISCELLANEOUS......................................................................13

        11.1   Suppliers........................................................................13
        11.2   Force Majeure....................................................................13
        11.3   Relationship of the Parties......................................................14
        11.4   Assignment.......................................................................14
        11.5   Entire Agreement.................................................................14
        11.6   Severability.....................................................................14
        11.7   Headings.........................................................................14
        11.8   Notices..........................................................................15
        11.9   Public Disclosure................................................................15
        11.10  Amendment; No Waiver.............................................................15
        11.11  No Conflict......................................................................16
        11.12  Governing Law....................................................................16
        11.13  No Strict Construction...........................................................16



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                                TABLE OF CONTENTS
                                  {CONTINUED)



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        11.14  Counterparts.... ................................................................16
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                                SUPPLY AGREEMENT

        This Supply Agreement (the "Agreement") is entered into as of the 23rd day of September 1999 (the "Effective Date") by and between Biozyme Laboratories, Ltd., a company incorporated in England and Wales under number 1034731 whose registered office is at Unit 6, Gilchrist Thomas Estate, Blaenavon, Gwent, NP4 9RL, United Kingdom ("Biozyme") and Advanced Corneal Systems, Inc., a California corporation ("ACS").

                                    RECITALS

        A. Biozyme has expertise in the production of particular animal sourced hyaluronidase.

        B. ACS has developed products which utilize such particular animal sourced hyaluronidase for use in ophthalmic applications.

        C. Biozyme wishes to supply to ACS, and ACS wishes to purchase from Biozyme, quantities of the Product for use in its products and sale worldwide on the terms and conditions set forth below.

        NOW, THEREFORE, the parties agree as follows:


                             ARTICLE 1 - DEFINITIONS

        1.1 "Act" means the United States Food, Drug and Cosmetics Act, as amended from time to time and the regulations promulgated thereunder.

        1.2 "ACS Vitrase(R) Product" means a product containing hyaluronidase as an active ingredient used to treat various diseases of the human eye.

        1.3 "ACS Corneaplasty(TM) Product" means a product system, containing hyaluronidase as an active ingredient used to correct refractive vision errors of the human eye.

        1.4 "Equipment" shall have the meaning set forth in Article 2.3.

        1.5 "Facility" means the facility at Biozyme Laboratories, Ltd., Blaenavon Gwent, South Wales, United Kingdom.

        1.6 "FDA" means the United States Food and Drug Administration.

        1.7 "GMP Grade" means Product that has been produced in accordance with applicable Good Manufacturing Practices with respect to active pharmaceutical ingredients.

        1.8 ."Good Manufacturing Practices" means the current good manufacturing practices for manufacturing active pharmaceutical ingredients as set forth in 21 CFR Parts 210 and

211 and the Rules Governing Medical Products in the European Community as set forth in Volume IV; Guide to Good Manufacturing Practice for the Manufacturing of Active Pharmaceutical Ingredients.

        1.9 "Ophthalmic Applications" means any application, whether research or commercial, of the Product for administration to the human or animal eye.

        1.10 "Product" means animal sourced hyaluronidase manufactured in accordance with the Specifications.

        1.11 "Specifications" means the manufacturing, quality control, packaging, labeling, shipping and storage specifications for the Product, as set forth in Exhibit A hereto or as otherwise mutually agreed in writing by ACS and Biozyme from time to time.

        1.12 "Unit" means that amount of enzyme causing the same turbidity reduction as the 'International Unit' (I.U.) as compared with the International Standard meeting the applicable Specifications.

                     ARTICLE 2 - CERTIFICATION AND APPROVAL

        2.1 Certification. Promptly upon execution of this Agreement, but in no event later than March 31, 2000, Biozyme will use best efforts to obtain third party certification ("GMP Certification"), by an auditor acceptable to both Biozyme and ACS, that the manufacture of Product by Biozyme at the Facility is in compliance with GMP requirements. ACS shall bear the reasonable costs associated with the third party audit and inspection of the Facility as requested by ACS. ACS shall also bear the costs of outside laboratory testing for the new water system and cleaning validations as required to obtain GMP certification. Biozyme shall bear the costs in connection with the modification or improvement of the Facility including certain improvements to Unit 15, cold rooms 1 and 2 and laboratory 3 as required in order to obtain certification of compliance with GMP requirements.

        2.2 Milestone Payments. Upon receipt of GMP certification pursuant to
Article 2.1 above, ACS shall pay to Biozyme Pound Sterling40,000 (British Pounds). In addition, ACS shall pay to Biozyme, Pound Sterling20,000 (British Pounds) immediately upon the occurrence of each of: (i) FDA approval of a New Drug Application ("NDA") for the ACS Vitrase(R) product; and (ii) FDA approval of an NDA for the ACS Corneaplasty(TM) product system.

        2.3 ACS Equipment.

               2.3.1 ACS shall acquire, in a timely manner and at its own expense, and install or have installed at the Facility, the equipment listed in Exhibit B attached hereto ("Equipment"). Biozyme shall not utilize the Equipment for any use other than for the manufacture of the Product for ACS. The Equipment shall, at all times, remain the sole and exclusive property of ACS.



                                      -2-
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               2.3.2 Biozyme, at its expense, shall make all necessary site preparations and cause the Equipment to be operated in accordance with any applicable operating manuals, manufacturer's instructions and GMP requirements. Biozyme shall effect and bear the reasonable expense of all necessary repair, maintenance and operation of the Equipment. Replacements required to be made to maintain the Equipment in good condition, reasonable wear and tear excepted, and to comply with all applicable laws to which the use and operation of the Equipment may be or become subject shall be subject to the prior written approval of ACS, the cost of which shall be the responsibility of ACS. All replacement Equipment and parts furnished in connection with such maintenance or repair shall immediately become the property of ACS and part of the Equipment for all purposes hereof. All such maintenance and repair services shall be immediately paid for and discharged by Biozyme with the result that no lien under any applicable laws will attach to the Equipment as a result of the performance of such services or the provision of any such material.

               2.3.3 Biozyme shall obtain and maintain for the term of this Agreement, at its own expense, (a) "all risk" insurance against loss or damage to the Equipment, (b) commercial general liability insurance (including contractual liability, products liability and completed operations coverage) reasonably satisfactory to ACS.

               2.3.4 If any items of Equipment shall become lost, stolen, destroyed, or damaged beyond repair for any reason, or in the event of condemnation, confiscation, seizure or requisition of title to or use of such items (collectively, an "Event of Loss"), Biozyme shall promptly pay to ACS the fair market value of the Equipment subject to the Event of Loss as determined by an objective third party evaluator agreeable to both parties. Upon payment of such amount by Biozyme, ACS will transfer to Biozyme, "AS IS, WHERE IS, WITHOUT RECOURSE, REPRESENTATION OR WARRANTY," all of ACS's right, title and interest, if any, in such items of Equipment.

               2.3.5 (a) ACS and Biozyme confirm their intent that title to the Equipment shall remain in ACS (or its successors and assigns) exclusively. If requested by ACS, Biozyme, at ACS's cost, will affix plates or markings on the Equipment and on any operating manuals and manufacturer's instructions indicating the interests of ACS and its assigns therein, and Biozyme will not allow any other indicia of ownership or other interest in the Equipment to be placed on the Equipment. Biozyme shall not sell, assign, grant a security interest in, sublet, pledge, hypothecate or otherwise encumber or suffer a lien upon or against the Equipment.

                      (b) Location. Biozyme may move such Equipment from the Facility only if Biozyme gives at least thirty (30) days prior written notice of the relocation or such other documentation as ACS reasonably requests to protect its interest in the Equipment.

                      (c) Biozyme shall keep copies of all operating manuals and manufacturer's instructions with respect to the Equipment in good condition at the Facility.

               2.3.6 In the event ACS should decide to sell or otherwise dispose of any or all of the Equipment, Biozyme shall have the right of first refusal to purchase such Equipment at ACS' good faith determination of the Equipment's fair market value. If Biozyme elects not to



                                      -3-
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purchase the Equipment under this Article 2.3.6, Biozyme shall, at ACS's expense, return the Equipment to ACS in the same condition as delivered, normal wear and tear expected, at such location as ACS shall designate.


                               ARTICLE 3 - SUPPLY

        3.1 Product Supply. Subject to the terms and conditions of this Agreement, Biozyme shall supply ACS with ACS's requirements for Product, which shall not be less than the minimum quantities of the Product set forth in
Article 3.5, during the term of this Agreement. Biozyme agrees that it shall not manufacture Product for any third party for use in Ophthalmic Applications, and shall not authorize any third party to manufacture or produce the Product for third parties for use in Ophthalmic Applications.

        3.2 Forecasts. During the term of this Agreement, at least sixty (60) days prior to the start of each calendar quarter ("Q1"), ACS shall provide Biozyme with a rolling written forecast of the quantities of Product estimated to be required on a quarterly basis during Q1 and the next three (3) quarters ("Q2" through "Q4").

        3.3 Orders. ACS shall place orders with Biozyme at any time for delivery of the Product specifying the amount of Product ordered and required delivery date(s). Biozyme shall accept such orders from ACS, subject to the terms and conditions of this Agreement, provided that Biozyme shall not be obligated to accept orders for any given quarter to the extent the quantity ordered exceeds 120% of the quantity forecast in the forecast provided under
Article 3.2 above for the immediately preceding calendar quarter, but shall use good faith efforts to fill orders for such quantities from available supplies. Upon acceptance by Biozyme, each ACS order shall be final and not subject to modification without the consent of Biozyme.

        3.4 Form of Order. ACS's orders shall be made pursuant to a written purchase order, and shall provide for shipment in accordance with reasonable delivery schedules as may be agreed upon from time to time in writing by Biozyme and ACS.

               3.4.1 All sales of the Product pursuant to this Agreement shall be subject to the standard terms and conditions of sale of Biozyme from time to time set out in Biozyme Laboratories Ltd. catalogue, except to the extent that any provision of those terms and conditions of sale is inconsistent with any provisions of this Agreement in which event the latter shall prevail; or

               3.4.2 Biozyme and ACS agree in writing to vary those terms and conditions of sale.



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        3.5 Annual Purchase Requirements. ACS shall be required to order the following minimum quantities of Product during the initial five (5) calendar years following the Effective Date. ACS orders for non-GMP Product during calendar year 1999 shall be applied to the Annual Purchase Requirements for 1999 as defined below.

                                 1999         250 million Units

                                 2000         350 million Units

                                 2001         500 million Units

                                 2002         1,200 million Units

                                 2003         1,500 million Units

        3.6 Pricing.

               3.6.1 Prices for commercial supply of the Product shall be as follows:

                      (a) For orders providing for shipments of less than 100 million Units, $451 United States Dollars per million Units:

                      (b) For orders providing for shipments of 101 to 200 million Units, $428 United States Dollars per million Units: or

                      (c) For orders providing for shipments of more than 201 million Units, $410 United States Dollars per million Units:

               3.6.2 Any increase in the pricing for Product after the initial two years of the agreement shall be presented to ACS by Biozyme not later than ninety (90) days prior to the proposed effective date of the pricing change and shall provide justification for the pricing increase. In no event shall such pricing increase (i) be applicable to purchase orders accepted by Biozyme prior to the effective date of the pricing change and (ii) in no event shall exceed five percent (5%) per annum, unless such increase is due to a documented increase in Biozyme's cost for the purchase of ovine raw material.

               3.6.3 Pricing for Product as defined in Article 3.6.1 above shall be applicable to GMP Grade Product. Pricing for non-GMP Grade Product shall be $410 USD per million units.

               3.6.4 Notwithstanding Article 3.6.2, Biozyme shall be entitled to increase the price of the Product to cover extra expenses which are a direct result of changes to the Specifications requested by ACS.

        3.7 Payment. Upon shipment of the Product, Biozyme will generate and deliver to ACS an invoice for the quantities delivered. ACS shall remit payment to Biozyme within thirty-five (35) days of such invoice date.



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        3.8 Delivery. Biozyme shall provide delivery of the Product, subject to the provisions in Article 3.3 as follows:

                      (a) ACS orders for shipments of Product less than 60 million units: within forty-five (45) days of receipt of ACS order.

                      (b) ACS orders for shipments of Product more than 60 million units: within ninety (90) days of receipt of ACS order.

        3.9 Shipping Requirements. Biozyme shall be responsible for arranging for shipment of Product in accordance with shipping instructions which ACS shall provide to Biozyme reasonably in advance of any such shipment (including, without limitation, destination point and courier). Prior to delivering Product to the courier, Biozyme shall package the material in accordance with good commercial practice with respect to protection of the Product during transportation and to comply with any applicable regulations and government requirements. ACS shall be responsible for (i) obtaining all governmental permits, consents and approvals which are required in order to export Product from the United Kingdom and import the Product into the country of destination, and (ii) making any notifications or other filings (whether before or after shipment) which are required in connection with the exportation of Product from the United Kingdom or importation of Product into the country of destination. All out-of-pocket costs associated with freight insurance and custom duties, as well as any special packaging expenses shall be paid by ACS.

        3.10 Title and Risk of Loss. Title and risk of loss or damage shall pass to ACS upon delivery of Product to the courier approved by ACS. In all cases, delivery of Product shall be FOB point of shipment.


                   ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

        4.1 Product Warranties. Biozyme represents and warrants for the period of this Agreement and for the twelve months immediately following termination that (i) each shipment of Product will conform to the Specifications, and all Product produced under this Agreement shall be GMP Grade following completion of the GMP certification as specified in Article 2.1, (ii) its standard manufacturing procedures conform to the applicable requirements of all applicable Specifications at the time it is shipped hereunder, and (iii) to the best of Biozyme's knowledge, the Product does not infringe the intellectual property rights of any third party.

        4.2 Testing Warranties. Biozyme represents and warrants for the period of this Agreement and for the twelve months immediately following termination that it shall use due care in conducting the testing specified in
Article 5 hereof and shall perform all such testing in accordance with the terms of this Agreement and generally prevailing industry standards.



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                   ARTICLE 5 - QUALITY ASSURANCE REQUIREMENTS

        5.1 Release Testing. Biozyme shall be responsible for all quality control testing and analysis of Product outlined in Exhibit C to ensure that it conforms to the Specifications and the warranties set forth in Article 4.1 hereof (the "Release Testing"). Biozyme shall provide ACS, at the time the Product is shipped, with the results of all Release Testing, together with a Certificate of Analysis relating to such testing, in order to enable ACS to review such data in accordance with the provisions of Article 5 hereof.

        5.2 Stability Testing. Biozyme shall be responsible for conducting stability testing of the Product in accordance with the provisions of Exhibit D hereto. Product required for Stability Testing pursuant to Exhibit D will be provided by ACS to Biozyme at no cost from Product purchased under this Agreement.

        5.3 Retains. Biozyme shall retain a sufficient quantity of each production run of Product to enable the performance of the tests required by this Article 5 at least twice. Such samples shall be retained during such period as is required by the Specifications, GMP requirements and all applicable regulatory requirements.

        5.4 Maintenance of Records. Biozyme shall keep, for a period of seven
(7) years following the end of the relevant calendar quarter, or such longer period as shall be required by the Act or the applicable regulatory authorities in any jurisdiction in which the Product is sold, exact, true and complete records of all operations involved in the manufacture, testing, storage and shipping of Product produced in such calendar quarter.

        5.5 Inspection of Manufacturing Facility and Manufacturing Data.
Biozyme will permit ACS representatives or its designates to visit the Facility, during normal working hours and with reasonable prior written notice, to observe the performance of the manufacturing, handling, storage and shipping of Product hereunder, discuss such activities with appropriate officials of Biozyme, inspect (and if reasonably necessary copy) all records and data required to be maintained pursuant to this Article 5, and analyze any tangible material relevant thereto which is then within Biozyme's control and which is reasonably available for such testing. Biozyme will cooperate with ACS and any governmental authority in evaluating any complaint or claim by such governmental authority, or adverse drug reaction report, related to the Product, and shall provide information and take such other steps as may be necessary or appropriate to comply with all requirements imposed by any regulatory authority in any jurisdiction in which the Product is sold with respect to the Product. ACS shall be entitled to exercise its rights pursuant to this Article 5.5 until the expiration of the record retention period described in Article 5.4.

        5.6 FDA Inspection of Facility. Biozyme shall promptly provide ACS with any correspondence and other documentation received from or provided to FDA, United Kingdom or European regulatory authorities in connection with inspection of the Facility, including without limitation any post-inspection reports and any Establishment Inspection Reports.



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        5.7 Subcontracting. It is understood that in fulfilling its obligations hereunder, Biozyme may subcontract such obligations for the testing pursuant to Articles 5.1 - 5.2; provided that Biozyme shall at all times be responsible to ACS for the performance of such subcontractors.

        5.8 Reprocessing. Reprocessing of the Product at any stage of its manufacture will not be permitted unless so authorized in writing by ACS.


                        ARTICLE 6 - ACCEPTANCE OF PRODUCT

        6.1 Review of Results of Release Testing. ACS shall promptly accept all Units of Product supplied to it in accordance with this Agreement, but shall have the right to reject any Product which does not meet the Specifications according to the manufacturing records and results of the Release Testing relating to such Product. ACS agrees to review such data and records and indicate to Biozyme in writing within thirty (30) calendar days after receipt thereof whether it accepts the applicable Product or rejects such Product for failure to meet the Specifications or, if both Biozyme and ACS agree in writing to delay its response for a mutually agreed upon period of time. In the event that ACS shall not have so rejected Product in writing within the thirty-day time period described above, ACS shall be deemed to have accepted such Product. It is understood and agreed that ACS's review of data or its acceptance (or deemed acceptance) of Product pursuant to the provisions of this Article 6.1 shall in no way modify or diminish Biozyme's obligation hereunder.

        6.2 Rejection of Product. If ACS rejects any Product, then it shall provide Biozyme with a reasonably detailed description of the basis for such rejection. Within thirty (30) business days of receiving ACS's notice of rejection, Biozyme shall notify ACS as to whether it agrees with such rejection.

        6.3 Results of Regulatory Authority Inspections. In no event shall
ACS be required to accept any Product in the event that the results of any FDA, United Kingdom or European regulatory authority inspection of the Facility indicate that the Facility was not being operated at the time the Product was produced, or the Product is not being manufactured, handled, stored, packaged or shipped, in accordance with the applicable regulatory standards.


                         ARTICLE 7 - SHORTAGE OF SUPPLY

        7.1 Notification. If at any time Biozyme becomes unable to supply requirements for the Product, or becomes aware that it will be unable to supply, Biozyme shall promptly notify ACS in writing. In such event, representatives from ACS and Biozyme shall, at their own expense and at their earliest opportunity, convene to address the problem, including locating alternative suppliers and/or facilities to increase production and any other actions necessary to resolve the problem.

        7.2 Priority Allocation. During the term of the Agreement, and in accordance with Article 3, Biozyme shall provide ACS with a priority allocation of ovine raw materials used to manufacture the product and shall not allocate ovine raw materials to other manufacturing operations until ACS requirements pursuant to Article 3.3 are satisfied.

        7.3 Other Remedies. In the event that Biozyme fails to supply to ACS quantities of Product that Biozyme is otherwise obligated to supply under this Agreement, and such failure is the result of Biozyme's willful breach of its obligations hereunder or its gross negligence, the remedies in Articles 7 and 9 shall not be exclusive and ACS shall be entitled to damages and/or other remedies legally available. In the event that ACS fails to purchase the minimum quantities of Product set forth in Article 3.5, Biozyme shall be entitled to terminate the Agreement forthwith and shall be entitled to damages in line with outstanding minimum purchases; provided however, that ACS may fulfill its obligations to Biozyme under Article 3.5 by rendering to Biozyme a payment in the amount equal to that which would be paid to Biozyme for such minimum purchases.


                           ARTICLE 8 - CONFIDENTIALITY

        8.1 Confidential Information.

               8.1.1 Confidentiality. All information submitted by one party to the other in connection with this Agreement identified as confidential at the time of disclosure shall be considered as confidential ("Confidential Information") and shall be utilized only pursuant to the purposes set forth hereunder. During the term of this Agreement and for a period of five (5) years thereafter, neither party shall disclose to any third party any Confidential Information received from the other party without the specific written consent of such party. The foregoing shall not apply where such information: a) was or becomes public through no fault of the receiving party, b) was, at the time of receipt, already in the possession of receiving party as evidenced by its prior written records, c) was obtained from a third party legally entitled to use and disclose the same, d) is independently developed by the receiving party without use of any Confidential Information of the disclosing party, or e) is required by law to be disclosed to a court or governmental agency.

               8.1.2 Permitted Use and Disclosures. Notwithstanding Article
8.1.1 above, each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, making a permitted sublicense or otherwise exercising its rights hereunder, provided that if a party is required to make any such disclosure of another party's confidential information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).



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

               8.1.3 Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, disclosures may be made as required by securities or other applicable laws, or London Stock Exchange requirements, or to actual or prospective investors or corporate partners, or to a party's accountants, lenders, attorneys and other professional advisors.

                                ARTICLE 9 - TERM

        9.1 Term. This Agreement shall be effective as of the Effective Date and, unless earlier terminated in accordance with the provisions of this Article 9, shall continue in full force and effect until terminated by mutual agreement of the parties or as provided under Article 9.2 below.

        9.2 Termination for Cause.

               9.2.1 At any time prior to expiration pursuant to Article 9.1, either party may terminate this Agreement for cause upon written notice to the other party in the event that there has been a material breach by the other party of any of the terms of this Agreement and the other party has failed to cure such breach within sixty (60) days after receipt of written notice thereof. Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the party serving such notice against the party in default. Termination pursuant to this Article 9 shall not relieve the party in default from liability and damages to the other party for breach. Waiver by either party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default.

               9.2.2 ACS may terminate this Agreement if third party GMP Certification for the manufacture of the ACS Hyaluronidase is not received by December 31, 2000.

               9.2.3 ACS may terminate this Agreement if Biozyme fails to satisfy its obligations under Article 3.

        9.3 Termination with Notice. ACS may terminate the agreement upon twelve months prior written notice to Biozyme. At the end of this twelve-month period and following delivery of all outstanding orders, ACS shall purchase Biozyme's remaining inventory of ovine raw material which was acquired to fulfill ACS requirements as defined under Article 3.

        9.4 Effect of Expiration or Termination on Agreement. Termination of this Agreement shall not relieve the parties of any obligation occurring or incurred prior to such termination, including without limitation, any obligation of ACS to pay for Product which has been manufactured prior to termination. In addition, and without limiting the foregoing, in the event of any termination of this Agreement, Biozyme may elect to either terminate all obligations to supply further Product to ACS hereunder, or to continue to supply to ACS all quantities of Product that ACS has ordered under then outstanding orders and any quantities that ACS would be obligated to order under Article 3.3 above.

        9.5 Survival. The rights and obligations of the parties set forth in Articles 4, 5.3, 5.4, 5.5 and 8 shall survive and remain in full force and effect after the expiration, cancellation or termination of this Agreement for any reason pursuant to the period of time specified in each of these Articles.

                           ARTICLE 10 - MISCELLANEOUS

        10.1 Suppliers. Without limiting Biozyme's responsibility under this Agreement, Biozyme shall have the right at any time to satisfy its supply obligations to ACS hereunder either in whole or in part through arrangements with third parties engaged to perform services or supply facilities or goods in connection with the manufacture, testing, and/or packaging of Product, however, ACS shall receive prior written notice of any proposed change in the suppliers of the raw material used to manufacture the Product.

        10.2 Force Majeure. Neither party to this Agreement will be liable to the other party for failure or delay in the performance of any of its obligations hereunder, if such failure or delay is due to causes beyond its reasonable control, including, but not limited to, acts of God, earthquakes, fires, strikes, acts of war, or intervention of any governmental authority, but any such delay or failure will be remedied by such party as soon as possible after the removal of the cause of such failure or delay.

        10.3 Relationship of the Parties. For all purposes of this Agreement, Biozyme and ACS will be deemed to be independent entities, and anything in this Agreement to the contrary notwithstanding, nothing herein will be deemed to constitute Biozyme and ACS as partners, joint venturers, co-owners, or any entity separate and apart from each party itself, nor will this Agreement constitute any party hereto an employee or agent, legal or otherwise, of the other party for any purposes whatsoever. Neither party hereto is authorized to make any statements or representations on behalf of the other party or in any way obligate the other party, except as expressly authorized in writing by the other party. Anything in this Agreement to the contrary notwithstanding, except as expressly provided in this Agreement, no party hereto will assume nor will be liable for any liabilities or obligations of the other party, whether past, present or future.

        10.4 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except that either party may assign this Agreement, in whole or in part, to the successor (including the surviving company in any consolidation, reorganization or merger) or assignee of all or substantially all of its business. This Agreement will be binding upon any permitted assignee of either party. No assignment permitted hereunder will have the effect of relieving any party to this Agreement of any obligations hereunder.

        10.5 Entire Agreement. This Agreement and the exhibits hereto sets forth the entire understanding between the parties relating to the subject matter contained herein and may not be modified, amended or discharged except as expressly stated in this Agreement or by a written agreement signed by the parties hereto.

        10.6 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it will be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it will be stricken and the remaining provisions will remain in full force and effect; provided, however, that if a provision is stricken so as to significantly alter the economic arrangements of this Agreement, the party adversely affected may terminate this Agreement upon sixty (60) days' prior written notice to the other party.

        10.7 Headings. The headings set forth at the beginning of the various sections of this Agreement are for reference and convenience and will not affect the meanings of the provisions of this Agreement.

        10.8 Notices. Any required notices under this Agreement will be in writing and be given by either party to the other in or by facsimile transmission or by letter sent via courier, and sent to the address or place of business of the other party as shown below and the notice will operate and be deemed to have been given at the earliest of either the time of delivery or at expiration of one business day from the date of the facsimile transmission or three business days from the date the letter is deposited with the courier service, and proof that the fax or telegram was sent or that the letter was properly addressed and deposited will be sufficient evidence of service.

    Any such notice given to Biozyme will be addressed to:

        Biozyme Laboratories, Ltd.
        Unit 6, Gilchrist Thomas Estate
        Blaenavon, Gwent NP4 941
        South Wales
        United Kingdom
        Attn: John Chesham, Ph.D.
        Managing Director

    Any notice to be given to ACS will be addressed to:

        Advanced Corneal Systems, Inc.
        15279 Alton Pkwy
        Suite 100
        Irvine, California  92618 USA
        Attn: J.C. MacRae
        Vice President/Chief Financial Officer

        10.9 Public Disclosure. Neither party will originate any publicity, news release or public announcement, written or oral, whether to the public, the press, public stockholders or otherwise, referring to the subject matter of this Agreement, the performance under it, or any of its specific terms and conditions, except such statements or announcements, as in the opinion of the counsel for the party making such announcement, are required by law, including United States securities laws, rules or regulations, the U.K. Companies Act requirements and the listing rules of the London Stock Exchange, without the prior written consent of the other party. If a party decides to make a statement or announcement it believes to be required by law with respect to this Agreement, it will give the other party such notice as is reasonably practicable and an opportunity to comment upon the statement or announcement.

        10.10 Amendment; No Waiver. This Agreement may be amended in a written amendment signed by both parties hereto. Any waiver by any party hereto of a breach of any provisions of this Agreement will not be implied and will not be valid unless such waiver is made in a writing signed by such party. Failure of any party to require, in one or more instances, performance by the other party in strict accordance with the terms and conditions of this Agreement will not be deemed a waiver of the future performance of any such terms or conditions or of any other terms and conditions of this Agreement. A waiver by either party of any term or condition of this Agreement will not be deemed or construed to be a waiver of such term or condition or any other term or condition. All rights, remedies, undertakings, obligations and agreements contained in this Agreement will be cumulative and none of them will be a limitation of any other remedy, right, undertaking, obligation or agreement of either party.

        10.11 No Conflict. Each party represents that neither this Agreement nor any of its obligations hereunder will conflict or result in a breach of any arrangement or agreement between such party and any third party. Each party represents that it has not been debarred and has not been the subject of debarment proceedings by the FDA or any other regulatory authority. Each party will undertake the activities to be undertaken by it pursuant to this Agreement in compliance with applicable laws.

        10.12 Governing Law. This Agreement will be governed by the laws of the State of California, excluding any choice of law rules which may direct the application of the laws of another jurisdiction.

        10.13 No Strict Construction. This Agreement has been prepared jointly by the parties and shall not be strictly construed against either party.

        10.14 Counterparts. This Agreement may be executed in two counterparts, both of which, taken together, shall constitute the full agreement of the parties.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate as of the date and year first above written by their respective duly authorized representatives.


BIOZYME LABORATORIES, LTD.                   ADVANCED CORNEAL SYSTEMS, INC.


By:  /s/ [ILLEGIBLE]                         By:   /s/ [ILLEGIBLE]
     ------------------------------                -----------------------------

Title: Managing Director                     Title: Vice President
      -----------------------------                -----------------------------

        Exhibit A - Specifications

        Exhibit B - Equipment

        Exhibit C - Testing Specifications

        Exhibit D - Stability Testing

                                    EXHIBIT A

                                 Specifications

GENERAL:

White fluffy powder with no less than 7,000 I.U./mg hyaluronidase activity sourced from ovine testes. Other product specifications as per Release Testing Specifications as contained in EXHIBIT C.


PACKAGING AND STORAGE:

Package in airtight polycarbonate containers and store frozen (<-15(degrees)C).


LABELING:

Primary package must be labeled with ACS name, full product name, product code #, lot #, weight, contents, storage condition, and retest date.


SHIPPING:

Insure primary package is well insolated. Seal insolated container in a sturdy corrugated box. Ship by commercial air courier only. Enclose certificate of analysis with shipment.

                                    EXHIBIT B

                                    Equipment



                                                      Estimated Cost

Description                                           (in British Pounds)
-----------                                           -------------------

15 Liter Ion Exchange Column                          2,600 Pound Sterling

Ion Exchange Resin for 15 Liter Column                2,900 Pound Sterling

Freeze Drying Apparatus (Lyophilizer)                 11,500 Pound Sterling

Plastic Ware, (buckets, bins, etc.), Beakers          1,400 Pound Sterling

Millipore Purified Water System
Equipment/Installation                                Not to Exceed 17,300 Pound Sterling

Total Organic Carbon Analyzer                         Not to Exceed 9,998 Pound Sterling

300L Ion Exchange Column                              27,500 Pound Sterling

Ion Exchange Resin for 300 Liter Column               6,000 Pound Sterling

UF Membranes                                          1,900 Pound Sterling

Lyophilization Flasks                                 1,200 Pound Sterling

Dry Box with balance                                  5,000 Pound Sterling

Glassware, bins                                       Not to Exceed 1,000 Pound Sterling

                                    EXHIBIT C

                             Testing Specifications



                        In Process Testing Specification*


--------------------------------------------------------------------------------

In-Process Test                              Specification
--------------------------------------------------------------------------------

I.U./E280 of Combined "A" Fraction           No less than 10,000
--------------------------------------------------------------------------------

*Additional in-process specification as applied to HY06 process; all other in-process specification will apply.



                         Release Testing Specifications


----------------------------------------------------------------------------------------

Release Test                                 Specification
----------------------------------------------------------------------------------------
Assay (hyaluronidase activity)               No less than 7,000 I.U./mg

Physical Appearance                          White fluffy powder

Solubility and Appearance of Solution        Dissolves readily at 5 mg/mL in
                                             0.02M sodium phosphate/0.45%
                                             sodium chloride/0.01% bovine serum
                                             albumin, pH 6.9, to give a clear
                                             colorless solution.

pH (30 mg in 10mL water)                     4.5 to 7.5

Loss on Drying, or Water by Karl Fischer     To be determined following process
                                             development

Bacterial Endotoxins                         No more than 0.2 I.U. endotoxin per I.U.
                                             hyaluronidase

Microbial Limit Tests                        No E. coli, S. aureus, P. aeruginosa, or
                                             Salmonella contamination.  Total
                                             microbial contamination less than 1000
                                             organisms per gram hyaluronidase.

SDS-PAGE                                     To be determined following process
                                             development work using newly
                                             received ovine testes.
----------------------------------------------------------------------------------------

                                    EXHIBIT D

                                Stability Testing



Stability testing must be conducted on all validation batches, the first three batches produced post regulatory approval and on a minimum of one batch per year following regulatory approval.



The containers to be used in stability evaluations should be the same as the actual packaging used for storage and distribution.



STABILITY TESTING TEMPERATURES AND DURATIONS:



Test all stability batches at freezer (between -25 degrees C and -10 degrees C) and refrigerated (between 2 degrees C and 8 degrees C) conditions. Freezer and refrigerated samples should be tested for a minimum of 3 years.



STABILITY TESTING INTERVALS:



Test stability batch samples every 3 months over the first year, every 6 months over the second year, and then annually.



                        Stability Testing Specifications


--------------------------------------------------------------------------------

Release Test                            Specification
--------------------------------------------------------------------------------

Assay (hyaluronidase activity)          No less than 7,000 I.U./mg

Physical Appearance                     White fluffy powder

Solubility and Appearance of Solution   Dissolves readily at 5 mg/mL in
                                        0.02M sodium phosphate/0.45%
                                        sodium chloride/0.01% bovine serum
                                        albumin, pH 6.9, to give a clear
                                        colorless solution.

pH (30 mg in 10mL water)                4.5 to 7.5
--------------------------------------------------------------------------------